UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2010

AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Iowa	001-31911	42-1447959
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6000 Westown Parkway, West Des Moines, Iowa 50266

 (Address of Principal Executive Offices)  (Zip Code)

(515) 221-0002

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In connection with the closing of the offering of $200 million in aggregate principal amount of 3.50% Convertible Senior Notes due 2015 (the “Notes”), on September 22, 2010, American Equity Investment Life Holding Company (the “Company”) entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”). Under the terms of the Indenture, the Notes bear interest at a rate of 3.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2011. The Notes will mature on September 15, 2015. The Notes are the Company’s senior unsecured obligations and will rank equally with all of the Company’s existing and future senior unsecured debt and senior to all existing and future subordinated debt.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding June 15, 2015 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2010 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “Measurement Period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the Measurement Period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after June 15, 2015 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.

Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. The conversion rate for the Notes will initially be 80 shares of common stock per $1,000 in principal amount of Notes, equivalent to a conversion price of $12.50 per share of the Company’s common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events but will not be adjusted for accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the Company will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event.

If the Company undergoes a “fundamental change” (as defined in the Indenture), holders may require the Company to repurchase all or part of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The Company may not redeem the Notes prior to maturity.

The Indenture contains certain events of default after which the Notes may be due and payable immediately. Such events of default include, without limitation, the following: default in any payment of interest on any Note when due and such default continues for 30 days; default in the payment of any principal of any Note when due and payable at its stated maturity, upon required repurchase in connection with a fundamental change, upon declaration of acceleration or otherwise; failure to comply with the Company’s obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of 5 days or more; failure by the Company to provide timely notice of a fundamental change for a period of 5 business days after such notice becomes due or notice of a specified corporate event when due; failure to comply with the Company’s obligations with respect to consolidations, mergers and sales of assets; failure in performance or breach of any covenant or agreement by the Company under the Indenture and such failure or breach continues for 60 days after written notice has been given to the Company; failure to pay any indebtedness borrowed by the Company or one of the Company’s subsidiaries in an outstanding principal amount in excess of $10 million if such default is not cured, waived, rescinded or annulled within 30 days; failure by the Company or one of the Company’s subsidiaries to pay, bond or otherwise discharge any judgments or orders in excess of $10 million within 60 days; and certain events in bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries.

The foregoing summary of the Indenture set forth above is qualified in its entirety by reference to the full text of the Indenture, a copy of which is attached to this Current Report on Form 8-K (this “Form 8-K”) as Exhibit 4.1, and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

4.1          Indenture dated as of September 22, 2010, by and between American Equity Investment Life Holding Company and U.S. Bank National Association, as Trustee

4.2          Form of Global Note 3.50% Convertible Senior Note Due 2015 (included as part of Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2010	AMERICAN EQUITY INVESTMENT
LIFE HOLDING COMPANY

	By:	/s/ John M. Matovina
	Name:	John M. Matovina
	Title:	Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Indenture dated as of September 22, 2010, by and between American Equity Investment Life Holding Company and U.S. Bank National Association, as Trustee

4.2	Form of Global Note 3.50% Convertible Senior Note Due 2015 (included as part of Exhibit 4.1)